Exhibit (99.3)

                     EASTMAN KODAK COMPANY

 KODAK INDUSTRIE ANNOUNCES A REORGANIZATION OF ITS ACTIVITIES
                 AT ITS CHALON-SUR-SAONE SITE



Chalon-sur-Saone, October 5th 2004 - The photography market is facing structural and fundamental changes worldwide due to the rapid development of digital technology for the Consumer market as the number of digital cameras sold worldwide has tripled in three years.

As a major player in the photography market, Kodak is directly impacted by global market trends. It is in this context, in September 2003, that the Eastman Kodak Company (EKC) announced a strategy shift in response to the rising popularity of digital imaging. This new orientation, strongly reaffirmed by Dan Carp, CEO of EKC, in January 2004 will affect investment choices and entail a global cost reduction plan, including 12,000 to 15,000 job cuts worldwide over the next three years.

To maintain its competitiveness, the Eastman Kodak Company announced today a reorganization plan pertaining to its European manufacturing facilities, which will specifically impact two sites in England and the French Site in Chalon-sur-
Saone.

Given the circumstances, and in order to adjust its manufacturing capacity to market shifts, Kodak Industrie announced today to its Works Councils a reorganization plan at its site.

Due to declining demand for consumer films and color photographic paper, production of those products at Chalon will cease by the end of September 2005 leading to a suppression of about 270 jobs, bringing the number of positions remaining at Chalon, to about 1800.

The Kodak Industrie Chalon-sur-Saone site will therefore focus on two core activities in growth markets: Health Imaging, the demand for which remains stable at this moment, and Motion Picture Display film (ECP), an activity which continues to grow each year.

In order to significantly reduce the social impact of the plan, Kodak Industrie would implement a "Plan de Sauvegarde de l'Emploi" (job safeguarding plan) in line with the highest concern for human considerations in order to offer each employee the choice of relocating within the Eastman Kodak Group, or a rapid opportunity for outplacement. Furthermore, Kodak Industrie would accept to implement and finance a voluntary pre-retirement plan, open to all professional categories, which would be proposed to a majority of employees.

"This reorganization is the consequence of the fundamental changes that the photo market is undergoing, with the continuing decline in demand for traditional photographic products in developed countries and the move to digital products. This situation affects our manufacturing activities, which, in order to remain competitive, will focus on the manufacture of Health Imaging and Motion Display film
(ECP), two key product lines which offer significant growth opportunities". Jean-Pierre Martel, President of Kodak Industrie, declared.


             For more information, please contact
                   Fleishman-Hillard France

           Frederique Meriaux-Hall : 01 53 05 50 68
   Stephanie Gentilhomme : 01 47 42 48 15 or 06 75 37 99 56